Exhibit 99.1

Innodata Reports Third Quarter 2015 Results

NEW YORK – October 29, 2015 – INNODATA INC. (NASDAQ: INOD) today reported results for the third quarter and the nine months ended September 30, 2015.

•	Total revenue was $15.13 million in the third quarter of 2015, a $1.07 million or 8% sequential increase from $14.06 million in the second quarter of 2015. Total revenue was $14.8 million in the third quarter of 2014.

•	In the third quarter of 2015 the company had a net income of $0.4 million, or $0.02 per diluted share, compared to a net loss of $0.8 million, or ($0.03) per diluted share, in the second quarter of 2015. Net loss in the third quarter of 2014 was $0.2 million, or ($0.01) per diluted share.

•	For the first nine months of 2015, total revenue was $43.0 million, down $0.2 million or 0.4% from $43.2 million in the first nine months of 2014. Net loss was $2.2 million, or ($0.09) per diluted share, in the first nine months of 2015, compared to a net loss of $0.7 million, or ($0.03) per diluted share, for the same period in 2014.

•	Adjusted EBITDA (as defined below) was $1.7 million in the third quarter of 2015, an increase of $1.9 million from a loss of $0.2 million in the second quarter of 2015. Adjusted EBITDA was $0.9 million in the third quarter of 2014.

•	Cash, cash equivalents and investments were $24.9 million at September 30, 2015 compared to $24.2 million at December 31, 2014.

Jack Abuhoff, Chairman and CEO, said, "We had a sequential improvement in our operating performance this quarter, driven by both higher revenue in our Content Services segment and lower costs. Revenue in our Content Services segment increased by $1.1 million, from $12.4 million in Q2 2015 to $13.5 million in Q3 2015. Half of this increase resulted from additional requirements from a key eBook customer, and the remainder is attributable to several other customer engagements.

“In our IADS segment, our Synodex business won new business representing approximately $1.5 million of annualized revenue once full production begins. We expect this revenue to be recurring in nature. The new business includes an awarded RFP with one of the largest life insurance companies in the U.S, whose 2016 volume commitment represents approximately 13% of what could be their overall potential requirements for our services in the future. We also continued to both progress and grow our pipeline of active prospects.”

Abuhoff continued, "In our Media Intelligence Solutions segment our revenue this quarter expanded sequentially by 3% to $1.2 million. We added a record seven net new clients on our MediaMiser platform, bringing our total client count to 119. In the last few months we have been investing in digital marketing efforts to build brand awareness and generate leads. We are encouraged by the results of these efforts which reflect a 95% year-over-year growth in our website traffic and a doubling of our sales pipeline."

Abuhoff concluded, “We anticipate revenue in the fourth quarter of 2015 to be in the range of $15.1 – 15.7 million, consisting of Content Services revenue in the range of $13.4 – 13.7 million, IADS revenue in the range of $0.6 - 0.8 million and Media Intelligence Solutions revenue in the range of $1.1 - 1.2 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us to identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater transparency with respect to key metrics used by management in our financial and operational decision-making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs and for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net income (loss) to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-427-9419 (Domestic)

1-719-325-2323 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 128074

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 5,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “goals,” “optimistic” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions (“IADS”) segment is a venture formed in 2011 with minimal revenue to date, that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services clients and the ability of these clients to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of clients; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

or

Media Contact

Stanley or Andrew Berger

SM Berger & Company

(216) 464-6400

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Revenues	$15,135	$14,804	$43,000	$43,184

Operating costs and expenses:
Direct operating expenses	10,452	10,673	32,567	32,283
Selling and administrative expenses	3,941	4,284	12,354	11,935
Interest expense (income), net	6	(33)	(39)	(64)
Total	14,399	14,924	44,882	44,154

Income (loss) before provision for income taxes	736	(120)	(1,882)	(970)
Provision for income taxes	462	306	763	513
Net income (loss)	274	(426)	(2,645)	(1,483)
Loss attributable to non-controlling interests	132	207	412	790
Net income (loss) attributable to Innodata Inc. and Subsidiaries	$406	$(219)	$(2,233)	$(693)

Income (loss) per share attributable to Innodata Inc. and Subsidiaries
Basic and Diluted	$0.02	$(0.01)	$(0.09)	$(0.03)
Weighted average shares outstanding:
Basic and Diluted	25,455	25,294	25,377	25,197

Comprehensive loss:

Net income (loss) attributable to Innodata Inc. and Subsidiaries	$406	$(219)	$(2,233)	$(693)
Pension liability adjustment, net of taxes	10	9	30	29
Change in fair values of derivatives, net of taxes	(426)	(559)	57	351
Foreign currency translation adjustment, net of taxes	(393)	(191)	(813)	(191)
Comprehensive loss attributable to Innodata Inc. and Subsidiaries	$(403)	$(960)	$(2,959)	$(504)

Supplemental Financial Data:
Adjusted EBITDA	$1,660	$908	$992	$1,962

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$24,921	$24,216
Accounts receivable, net	9,146	10,445
Prepaid expenses and other current assets	2,901	3,020
Deferred income taxes	291	254
Total current assets	37,259	37,935
Property and equipment, net	4,941	5,915
Other assets	2,365	2,718
Deferred income taxes	1,445	1,397
Intangibles, net	4,246	5,261
Goodwill	1,506	1,635
Total assets	$51,762	$54,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,458	$4,698
Accrued salaries, wages and related benefits	5,030	4,464
Income and other taxes	1,310	1,325
Current portion of long term obligations	1,527	1,606
Deferred income taxes	62	75
Total current liabilities	12,387	12,168
Deferred income taxes	748	879
Long term obligations	4,538	5,540
Non-controlling interests	(3,361)	(2,949)
STOCKHOLDERS’ EQUITY:	37,450	39,223
Total liabilities and stockholders’ equity	$51,762	$54,861

INNODATA INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars In thousands)

Adjusted EBITDA
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Net income (loss) attributable to Innodata Inc. and Subsidiaries	$406	$(219)	$(2,233)	$(693)
Depreciation and amortization	677	759	2,113	2,150
Stock-based compensation	241	302	800	846
Provision for income taxes	462	306	763	513
Interest income, net	6	(33)	(39)	(64)
Non-controlling interests	(132)	(207)	(412)	(790)
Adjusted EBITDA	$1,660	$908	$992	$1,962